Exhibit 23.1

Stan J.H. Lee, CPA
2160 North Central Rd Suite 203 t Fort Lee t NJ 07024
Mailing Address: P.O. Box 436402 San Diego t CA t 92143-6402
619-623-7799 t Fax 619-564-3408 t stan2u@gmail.com

To Whom It May Concerns:

The firm of Stan J.H. Lee, Certified Public Accountants, consents to the inclusion of our report of November 15, 2010, on the audited financial statements of ANV Security Technology (China) Co. Ltd. as of September 30, 2010, December 31, 2009 and 2008 and for the 9-months period and fiscal years respectively then ended in any filings that are necessary now or in the near future with the U.S. Securities and Exchange Commission.

Very truly yours,

/s/ Stan J.H. Lee, CPA
Stan J.H. Lee, CPA

December 28, 2010
Fort Lee, NJ 07024

Registered with the Public Company Accounting Oversight Board
Member of New Jersey Society of CPAs